Exhibit 11.1

CHINA EASTERN AIRLINES CORPORATION LIMITED

CODE OF ETHICS FOR SENIOR MANAGEMENT
(APPROVED BY THE BOARD OF DIRECTORS AT THE BOARD MEETING ON APRIL 3, 2003)

China Eastern Airlines Corporation Limited (“the Company”) has adopted this code of ethics (this “Code”) applicable to the senior managers of the Company pursuant to the Articles of Association of the Company and the laws and regulations of the jurisdictions where the Company is listed. This Code is applicable to the Company's Directors, Supervisors, President, Chief Financial Officer and other senior managers (collectively, the “Covered Officers”). The Board of Directors of the Company is responsible for the implementation of this Code and the interpretation of the applicability of this Code under particular circumstances. Covered Officers should consult the Company Secretary if they are uncertain about whether certain conduct or action constitutes a violation of this Code. Any Covered Officer who becomes aware of any existing or potential violation of this Code is required to notify the Company Secretary promptly. Failure to do so is itself a violation of this Code.

I.	COVERED OFFICERS SHOULD ACT DILIGENTLY AND RESPONSIVELY

Each Covered Officer should act diligently and responsively for the best interest of the Company in exercising his/her rights and in performing his/her duties.

II.	COVERED OFFICERS SHOULD AVOID CONFLICTS OF INTEREST

1.	Each Covered Officer should act honestly and with integrity, and avoid any situation in which an individual's private interest interferes or appears to interfere with the interests of the Company;

2.	Each Covered Officer should not take advantage of his/her position and authority in the Company to benefit himself/herself, his/her family members or any other third party.

III.	POTENTIAL BUSINESS OPPORTUNITY

1.	Each Covered Officer should act with integrity in the best interest of the Company and shall not benefit himself/herself from the property of the Company in any form;

2.
Each Covered Officer should not take ownership of or transfer any business opportunity to other persons that he/she obtained by means of using the Company's properties, information or as a result of his/her position in the Company, unless such business opportunity has been first introduced to the Company and subsequently declined;

3.	Each Covered Officer shall not engage in any competition against the Company;

4.	Each Covered Officer should not accept commissions related to his/her area of responsibility.

IV.	CONFIDENTIALITY

1.	Confidential information refers to non-public information that, if disclosed, is harmful to the Company/ and its subsidiaries or is beneficial to competitors;

2.
Unless otherwise required by law, each Covered Officer should not disclose any confidential information that concerns the Company, its subsidiaries or other associated companies, which he/she obtains during his/her term in office;

3.	Unless it is in the best interest of the Company, Covered Officer should not use the confidential information set forth above.

V.	DISCLOSURE

Each Covered Officer should:

1.
ensure complete, fair, accurate, timely and understandable disclosure in the documents submitted to regulatory authorities or distributed to shareholders, or in other public disclosure in accordance with the Company's disclosure procedures and the instructions of the Disclosure Control Office;

2.
ensure disclosure is made through (or with the authorization of) the Disclosure Control Office in accordance with the Company's “Disclosure Controls and Procedures”. The heads of each department, branch office and subsidiary should only disclose the information related to their respective business development. Under no circumstances should they communicate any information (including but not limited to financial information, forward-looking information and operational data, etc.) that could potentially affect the Company's share price to any other party on any formal or informal occasions.

VI.	FAIR TRADE

Each Covered Officer should:

1.	engage in fair trading activities with clients, consumers, service and product providers, competitors and employees;

2.	not benefit himself/herself at the expense of other parties through distorting, hiding, abusing privileged information, misrepresenting material facts or unfair trading.

VII.	PROTECTION AND APPROPRIATE USE OF COMPANY ASSETS

Each Covered Officer should:

1.	protect and appropriately use the Company's assets, and should manage the Company's assets with reasonable prudence, diligence and skills;

2.	ensure all of the Company's assets be used for lawful business purposes.

VIII.	COMPLIANCE, RULES AND REGULATIONS

Each Covered Officer should strictly adhere to the following principles:

1.	to comply with all laws and regulations (including domestic and foreign insider trading regulations) applicable to the Company;

2.	not to use the Company's or other companies' undisclosed information to benefit himself/herself or other parties;

3.	not to trade securities while in possession of non-public or insider information of the Company's clients, suppliers or other companies.

IX.	OTHER OBLIGATIONS

Other obligations of the Covered Officers include:

1.	performing duties within his/her own area of responsibilities;

2.	exercising his/her decision-making authority granted by the Company prudently and independently;

3.	not causing any of his or her family members, affiliated, controlled companies, partners or subordinates to act on matters that they are not permitted to do under this Code.

X.	VALIDITY, INTERPRETATION AND AMENDMENT OF THIS CODE

This Code becomes effective upon the approval by the Board of Directors. The Board of Directors shall be responsible for interpreting and amending this Code.